Exhibit 99.1

Highlands Bankshares, Inc. Announces 2010 First Nine Months and Third Quarter Results

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the third quarter and first nine months of 2010.

Highlands Bankshares, Inc., the parent company of The Grant County Bank and Capon Valley Bank, posted third quarter 2010 earnings of $584,000 or 44 cents per share of common stock outstanding (EPS), compared to $735,000 or 55 cents EPS for the same period of 2009, a decrease of $151,000 or 11 cents EPS.  The decrease was driven by the non-cash provision for loan losses accrued as a result of current economic conditions.  The additional cost during the third quarter of 2010, compared to the same period in 2009, increased $163,000, net of tax.  Without the additional provision, the Company would have reported a 1.6% increase in net income.

Looking at the first nine months of 2010, net income results were $974,000 or 73 cents EPS, compared to $2,358,000 or $1.76 EPS for the same period during 2009, a decrease of $1,384,000 or $1.03 EPS.  The primary drivers of the decrease in net income for the nine month period were the additional non-cash provision for loan losses, additional costs associated with other-real-estate-owned, increased FDIC insurance premiums and increased premiums associated with employee healthcare.  The after-tax impact of these costs totaled $1,397,000.

Return on Average Assets (ROAA) for the first nine months was 0.30% and Return on Average Equity (ROAE) was 3.19%.  This compares to a ROAA of 0.80% and a ROAE of 7.84% for the same period a year ago.

Assets, as of September 30, 2010, decreased 1.5% or $6,184,000 to $401,626,000, compared to December 31, 2009.  This decrease was driven by a reduction in gross loan volume and the increase in the allowance for loan losses.

Shareholders’ Equity at September 30, 2010 was $41,327,000 or $30.91 per outstanding share.

During the first nine months of 2010, Highlands paid dividends to its shareholders of 79 cents per share.

C.E. “Butch” Porter, President and CEO of the holding company, stated “We are not pleased with these results, but we continue to be proactive in recognizing potential issues associated with the current economic conditions.  While the economic downturn, nationally, began a few years ago, we believe our area was initially insulated and we are now realizing more of those effects.  We are encouraged that we continue to see net income in the face of the additional costs and accruals the company has realized as a result of these economic conditions.

During this past quarter we opened our newest, full service Capon Valley Bank branch in Stephens City, Virginia.  We are very excited with the prospects for our second Virginia operation.

We continue to monitor our community’s economic conditions and the recovery.  We remain firmly committed to the communities of our marketplace and will continue to work closely with our valued customers as we move through the recovery.  Additionally, we continue to focus on the future by developing new products and services to meet the needs of our customers”.

Highlands Bankshares, Inc. operates twelve banking locations in West Virginia and Virginia through its two wholly-owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and offers insurance services through its wholly-owned subsidiary HBI Life Insurance Company.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect”, “believe”, “estimate”, “plan”, “project”, “anticipate” or other similar words.  Although the company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in:  general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, downturns in the trucking and timber industries, effects of mergers and/or downsizing in the poultry industry in Hardy County, continued challenges in the current economic environment affecting our financial condition and results of operations, continued deterioration in the financial condition of the U.S. banking system impacting the valuations of investments the company has made in the securities of other financial institutions, and consumer spending and savings habits, particularly in the current economic environment.  Additionally, actual future results and trends may differ from historical or anticipated results to the extent:  (1) any significant downturn in certain industries, particularly the trucking and timber industries are experienced; (2) loan demand decreases from prior periods; (3) the company may make additional loan loss provisions due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (4) the company may not experience significant recoveries of previously charged-off loans or loans resulting in foreclosure; (5) the company is unable to control costs and expenses as anticipated, (6) legislative and regulatory changes could increase expenses (including changes as a result of rules and regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act); and (7) any additional assessments imposed by the FDIC.  Additionally, consideration should be given to the cautionary language contained in the company’s periodic reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934.  The company does not update any forward-looking statements that may be made from time to time by or on behalf of the company.